Exhibit (a)(5)(B)

LETTER FROM TIBERIUS CAPITAL II, LLC TO MATHSTAR, INC.

June 1, 2009

MathStar, Inc.

19075 NW Tanasbourne, Suite 200

Hillsboro, Oregon 97124

Attention:	Douglas M. Pihl,
Chief Executive Officer and Chief Financial Officer

Dear Mr. Pihl,

Tiberius Capital II, LLC, an Illinois limited liability company (“Tiberius”), is commencing a tender offer today to acquire 4,682,564 outstanding shares of common stock (representing 51% of the outstanding shares) of MathStar, Inc. (the “Shares”) for $1.15 net per share in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June, 2009, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”).

Tiberius is hereby making a demand and request pursuant to Rule 14d-5(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for use of the stockholder list and security position listings of MathStar, Inc. for the purpose of disseminating the Offer to the holders of the Shares.

Please direct the notifications which are required to be delivered to Tiberius pursuant to Rule 14d-5(a)(4) promulgated under the Exchange Act, and all other communications and notices in connection with this request, to:

Tiberius Capital II, LLC 303 East Wacker Drive, Suite 311 Chicago, Illinois 60601 Attention: John M. Fife Telephone: (312) 565-1569

In connection with our request, Tiberius confirms that it is aware of and will comply with the provisions of Rule 14d-5(f) promulgated under the Exchange Act. Tiberius has elected, pursuant to Rule 14d-5(f)(1) promulgated under the Exchange Act, not to require MathStar, Inc. to disseminate amendments disclosing material changes to the Offer materials, pursuant to Rule 14d-5 promulgated under the Exchange Act.

Please acknowledge receipt of this letter by signing the enclosed copy hereof and returning the same to the contact person listed above.

Very truly yours,

TIBERIUS CAPITAL II, LLC

By:	TIBERIUS MANAGEMENT, INC., its manager

By:	/s/ ROBERT T. SULLIVAN
Robert T. Sullivan
President

Acknowledgement of Receipt

this     day of June, 2009

MathStar, Inc.

By:
Name:
Title:

COUNTY OF COOK	)
) ss.
STATE OF ILLINOIS	)

Robert T. Sullivan, first having been duly sworn according to law, deposes and says on this 1st day of June, 2009, that he is the President of Tiberius Management, Inc., which is the manager of Tiberius Capital II, LLC, that he is authorized to execute the foregoing demand on behalf of Tiberius Capital II, LLC, and that the facts, statements and representations contained in the foregoing demand are true and correct to the best of his or her knowledge and belief.

Notary Public in and for

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